Exhibit 4.11

Corporate Loan Contract

No. 0100201202360121

Party A (Borrower): Jiangxi Universe Pharmaceuticals Co., Ltd.

Address: No. 265, Jingjiu Avenue, Jinggangshan Economic and Technological Development Zone,
Jiangxi Province

Zip Code: 343000

Legal Representative/Person in Charge: Lai Gang

Contact Person: Lai Gang

Tel.: 13632301188

Fax:

Email:

Party B (Lender): Jizhou Zhujiang Rural Bank Co., Ltd.

Address: No.33, Yangming West Road, Jizhou District

Zip Code: 343000

Legal Representative/Person in Charge: Li Rongjiang

Contact Person: Xu Kai

Tel.: 18679609990

Fax:

In accordance with the provisions of relevant laws and regulations of China and on the basis of the principles of willingness, equality, mutual benefit and good faith, this Contract is hereby made by and between Party A and Party B with the consensus through negotiation.

Article 1 Amount and Currency of Loan

The currency of the loan hereunder is RMB, and the amount is: (in words) RMB Three Million.

Article 2 Purpose of Loan

The loan hereunder shall be used for the working capital of enterprise, and Party A shall not change the use of the loan without Party B’s written consent. Party B has the right to inspect and supervise the use of the loan. Disbursement of the loan fund shall be subject to Party B’s management and control.

The working capital loan disbursed under this Contract shall not be used for investment in fixed assets, equity, etc., or for fields and purposes which are prohibited by the State in terms of production and operation.

Article 3 Loan Term

The term of the loan hereunder is 12 months from May 05, 2023 to May 24, 2024. The exact term of the loan shall be subject to the actual date of disbursement and maturity date as stated in the loan receipt.

Article 4 Interest Rate for RMB Loan

4.1 Interest Rate of Loan

The interest rate for loan hereunder (simple interest rate, which does not affect the calculation and collection of compound interest on interest unpaid on time) shall be implemented as stipulated in Article 1 and Article 4.1.3 below, and shall be converted in line with the following formulas: monthly interest rate = annual interest rate/12, daily interest rate = annual interest rate/360.

4.1.1 Fixed interest rate: 3.65% (annual interest rate). The said interest rate shall be calculated as follows: on the basis of the 1-year (1 year/5 years or more) LPR of the business day preceding A (A. The date of signing of the last signatory B. Loan disbursement date) of this Contract, plus (plus/minus) 135 basis points (LPR, i.e., Loan Prime Rate, is the loan prime rate published by China Foreign Exchange Trade System; 1 basis point = 0.01%, the same below). The interest rate remains unchanged during the term of the loan. In the event that the interest rate set forth in this Contract is inconsistent with the interest rate calculated in accordance with the interest rate calculation method, the parties hereby confirm that the interest rate set forth in this Contract shall prevail.

4.1.2 Floating interest rate. The annual interest rate of the first period shall be calculated as follows: on the basis of _____ (1 year/5 years or more) LPR of the business day preceding _______ (A. The date of signing of the last signatory B. Loan disbursement date) of this Contract, _____ (plus/minus) _____ basis points. The interest rate is thereafter determined as follows:

Every 12 months shall be regarded as one interest rate adjustment cycle, and for the loan interest rate implemented for each period, corresponding LPR of the business day preceding the corresponding day (if there is no corresponding day in the month, the last day of the month shall be the corresponding day and such day shall be the interest rate adjustment date) in the first month of the period of the date of signing of the last signatory/loan disbursement date (the same as the base date of the calculation method of the annual interest of the first period above) of this Contract shall apply, and the loan interest rate shall be determined in line with the said interest rate calculation method.

4.1.3 If the interest rate stated in the loan receipt conflicts with the interest rate stated in this Contract, the loan receipt shall prevail.

4.2 The following method B is chosen for the settlement and payment of interest on the loan under this Contract:

A. Interest is settled and paid on a monthly basis, with the corresponding day of the actual date of disbursement as the date of settlement and payment of interest; if there is no corresponding day of the month, the last day of the month shall be the date of settlement and payment of interest.

B. Interest is settled and paid on a monthly basis, with the 20th day of each month as the interest settlement date and the 20th of each month as the interest payment date.

C. Interest is settled and paid on a quarterly basis, with the ___ day of the ___ month of each quarter as the interest settlement date and the ___ day of the ___ month of each quarter as the interest payment date.

If the maturity date of the last installment of the loan is not the interest settlement date and the interest payment date, the maturity date of the last installment of such loan shall be the interest settlement date and the interest payment date.

Article 5 Interest Rate for Foreign Exchange Loan

5.1 The interest rate for foreign exchange loan shall be determined in the following manner _____:

A. The annual interest rate is a fixed interest rate of _____%;

B. Floating interest rate consisting of _____ (LIBOR/HIBOR) for _____ months + the spread of _____%, floating every _____ months. LIBOR (London Interbank Offered Rate) is the offered rate for the same period as shown on the “LIBOR=” page of the financial telecommunications terminal of the Reuters (at 11:00 a.m., London time) of the second banking day preceding the start of each interest period. HIBOR (Hong Kong Interbank Offered Rate) is the offered rate for the same period on the “HIBOR=” page of the financial telecommunications terminal of the Reuters (at 11:00 a.m., Hong Kong time) of the second banking day preceding the start of each interest period.

5.2 Interest on foreign exchange loan shall be calculated on the basis of the number of calendar days actually used, i.e., 365 days in a year (366 days in a leap year), with each month being the actual number of calendar days in the current month, and the formula for calculating interest is as follows: interest = principal balance x the actual number of calendar days in the interest period x the daily interest rate (the daily interest rate for Hong Kong dollar and pound loans = annual interest rate/365; the daily interest rate for U.S. dollar and other currency loans = annual interest rate/360).

Article 6 Withdrawal

6.1 The following prerequisites must be satisfied in case of withdrawals by Party A:

6.1.1	Party A has opened a repayment account with Party B;

6.1.2	This Contract has entered into force and Party A has completed the administrative licenses, approvals, registrations and other legal formalities relating to the loan under this Contract in accordance with relevant laws, regulations and rules and Party B’s requirements;

6.1.3	Party A has submitted relevant documents that meet Party B’s requirements;

6.1.4	All mutually agreed formalities have been completed in respect of the guarantee hereunder and Party B’s mortgage and/or pledge has been established and remains in force;

6.1.5	The loan receipt has been signed and Party A has not violated any of the matters as agreed in this Contract;

6.1.6	Up to the time of withdrawal, the representations and warranties made by Party A due to execution of this Contract shall remain true, accurate and valid;

6.1.7	Up to the time of withdrawal, Party A’s business and financial conditions are basically the same as at the time of the signing of this Contract, and there have been no material unfavorable changes;

6.1.8	For loan for which the Lender’s entrusted disbursement is adopted, provide relevant transaction materials and documents proving that the use of the loan is consistent with the conditions as agreed in this Contract, as well as written documents authorizing Party B to disburse the loan fund to relevant counterparty of Party A;

6.1.9	Other conditions that must be met by Party A in accordance with the provisions of laws and regulations or Party B’s requirements.

6.2 Party A chooses to withdraw the loan under this Contract in the following manner A:

A.	Proceed on the basis of the loan receipt;

B.	Withdraw in a lump sum on (month day, year);

C.	Withdraw in installments at the times and in the amounts listed below:

(month day, year),	amount (in words) ;
(month day, year),	amount (in words) ;
(month day, year),	amount (in words) ;
(month day, year),	amount (in words) ;
(month day, year),	amount (in words) ;

___________________________________________________________

6.3 Method B below is adopted for the loan disbursement and payment under this Contract:

A.	The Borrower’s independent disbursement, i.e. Party B disburses the loan fund directly to the loan disbursement account opened by Party A with Party B in accordance with Party A’s withdrawal application, then, Party A disburses the loan fund independently to the counterparty of Party A who is consistent with the purpose as agreed in this Contract;

B.	The Lender’s entrusted disbursement, i.e. Party B, on the basis of Party A’s withdrawal application and disbursement entrustment, disburses the loan fund through the loan disbursement account opened by Party A with Party B to Party A’s counterparty who is consistent with the purpose as agreed in this Contract;

C.	If the amount of a single disbursement is greater than or equal to RMB _____ or equivalent amount in foreign currency, the Lender’s entrusted disbursement shall be adopted, and if the amount of a single payment does not exceed the above-mentioned standard, the Borrower’s independent disbursement shall be adopted;

D.	Other method

However, in the course of loan disbursement and payment, in case of any of the following circumstances on the part of Party A, Party B has the right to supplement the conditions of loan disbursement and payment, or to change the method of loan disbursement and payment from the Borrower’s independent disbursement to the Lender’s entrusted disbursement, or to stop the disbursement and payment of the loan fund in accordance with the contractual agreements:

(a)	Decline in credit status;

(b)	The profitability of main business is not strong;

(c)	Failure to pay the loan fund as agreed herein;

(d)	Anomalies in the use of the loan fund.

6.4 Regardless of which method of disbursement is adopted in the preceding paragraph, Party A and Party B agree that the following account shall be the loan disbursement account and the principal repayment and interest payment account under this Contract, and Party A hereby irrevocably authorizes Party B to transfer the loan to the following account where the conditions set forth in Paragraph 6.1 above are fulfilled:

Account Name: Jiangxi Universe Pharmaceuticals Co., Ltd.

Account Bank: Jizhou Zhujiang Rural Bank

Account No.: 80001837000000151.

6.5 Party A shall, after the conditions specified in Paragraph 1 of this Article are met, complete the disbursement procedures with Party B and sign the loan receipt with Party B as agreed in this Contract.

6.6 Party B’s disbursement in the event that Party A fails to meet the conditions for withdrawal as agreed in the first paragraph of this Article shall not constitute a defect in Party B’s performance.

Article 7 Repayment

7.1 Party A chooses Method A below to repay the principal amount of the loan hereunder:

A.	The principal shall be repaid in a lump sum on the maturity date of the loan;

B.	The principal shall be repaid in installments in the following order, time, and amount:

(month day, year),	amount (in words) ;
(month day, year),	amount (in words) ;
(month day, year),	amount (in words) ;
(month day, year),	amount (in words) ;
(month day, year),	amount (in words) ;

C.	The principal shall be repaid in a decreasing amount on a __________ (monthly/quarterly) basis.

D.	The principal shall be repaid in equal amount on a __________ (monthly/quarterly) basis.

E.	Other: ..	______________________________________________________________________________

7.2 Party A shall deposit the repayable amount (interest and principal) in full into the account opened with Party B before the termination of Party B’s business hours (Beijing time) on the repayment date (interest payment date and principal repayment date), and Party B shall have the right to transfer the amount directly from Party A’s account;

7.3 Party B shall have the right to collect the outstanding amount repayable by Party A directly from any account opened by Party A in any institution of Jizhou Zhujiang Rural Bank Co., Ltd. If the currency of the transferred amount is different from the currency under this Contract, it shall be converted at the selling rate announced by Party B on the date of transfer;

7.4 Payments made by Party A (including payments transferred and collected by Party B pursuant to this Contract) shall be used to satisfy the debt in the following order: costs of realizing claims and guarantee rights, damages, liquidated damages, compound interest, overdue interest and penalty interest, interest, and principal, and Party B shall have the right to change the abovementioned order.

7.5 Party A designates the account as agreed in Paragraph 6.4 of this Contract and/or the following account as the specialized fund withdrawal account and provides Party B with the information on the capital flow of such accounts in a timely manner. Party A agrees that Party B may monitor such accounts and manage the inflow and outflow of the withdrawn funds.

Account Name: Jiangxi Universe Pharmaceuticals Co., Ltd.

Account Bank: Jizhou Zhujiang Rural Bank

Account No.: 80001837000000151.

Article 8 Early Repayment and Grace Period of Loan

8.1 Where Party A repays the principal amount of the loan in advance, it shall submit a written application to Party B 30 days in advance, and with Party B’s consent, it may repay the principal amount in whole or in part in advance;

8.2 Party A may repay the principal in advance only if Party A has repaid to Party B the amount due and payable. In case of early repayment of principal in part, Party A shall also settle the current repayable amount first. For the principal Party A repays in advance, interest shall be calculated and collected as follows: interest = the principal amount repaid in advance × the daily interest rate of the loan executed under this Contract at the time of early repayment × the actual number of days of occupancy (from the last interest settlement date to the date of early repayment), and interest on the loan that has been previously calculated and collected will not be adjusted.

8.3 The written notice of early repayment is irrevocable. If Party A fails to repay the loan on the scheduled early repayment date, Party B has the right to calculate and collect penalty interest at the overdue penalty interest rate.

8.4 In the event of early repayment by Party A, Party B shall be entitled to charge the liquidated damages for the early repayment in accordance with Method _____ below:

A.	In case of early repayment within _____ months after the loan is actually disbursed, the liquidated damages = the amount repaid in advance × _____%; in case of early repayment after the loan has been actually disbursed for _____ months, the liquidated damages = the amount repaid in advance × _____%;

B.	Liquidated damages = Interest loss corresponding to the principal amount repaid during the period from the repayment date to the maturity date x _____%;

C.	If the period between the early repayment date and the contractual maturity date is more than one month (inclusive), one month’s interest shall be charged on the principal amount repaid early as the liquidated damages for the early repayment; if it is less than one month, interest shall be charged on the principal amount repaid early in line with the actual number of days between the early repayment date and the contractual maturity date as the liquidated damages;

D.	Micro and small-sized enterprises are not charged.

E.	Other method:

_____________________________________________________________________________________

8.5 Where Party A is unable to repay the principal and interest of the loan under this Contract on time and needs to handle the grace period of the loan, it shall submit a written application to Party B 30 days prior to the maturity date of the loan, and if Party B approves the grace period after review, the parties shall otherwise sign a grace period agreement. If Party B does not agree with the grace period, Party A shall still repay the principal and interest of the loan in accordance with this Contract.

Article 9 Guarantee of Loan

The guarantee for the loan under this Contract is a maximum pledge and guarantee, and the guarantee contract shall be signed separately. If the maximum guarantee is adopted, the guarantee contract number is 2023050900085466, 2023051100086233, and the additional guarantee under this Contract is not restricted by this clause.

Article 10 Rights and Obligations of Party A

10.1 Party A warrants that it is a legal entity incorporated and validly existing in accordance with the laws, and has the right to dispose of the properties under its management and management, operate the business related to the purpose of loan hereunder, and enter into and perform this Contract, and that its execution of this Contract has been approved by the higher authorities or the shareholders’ meeting, the board of directors and other competent bodies of the Company, and that it has obtained all the necessary authorizations;

10.2 Party A warrants that its execution and performance of this Contract will not violate any provisions or stipulations binding on Party A and assets thereof, or the contents of any guarantee agreements, other agreements and any other documents, stipulations and undertakings binding on Party A signed by Party A with others;

10.3 Party A guarantees that the loan will be used for the purpose agreed in this Contract;

10.4 Party A guarantees to repay the principal and interest of the loan as agreed in this Contract;

10.5 At the request of Party B, Party A shall cooperate with Party B in pre-loan investigation, loan payment management, mid-loan review and post-loan inspection, and provide timely materials including but not limited to:

10.5.1	Business license and annual inspection certificate, corporation code certificate, legal representative’s identity card and other necessary personal information, list of members of the board of directors, person in charge and financial controller, operation permit, certificate of tax registration that has passed the annual inspection by the tax department, copies of tax payment certificates from the taxation authority in light of the number of years required by Party B, and loan certificates (cards);

10.5.2	Information on all account banks, account numbers and deposits and loans;

10.5.3	Audited balance sheets, profit and loss statements, statements of changes in owner’s equity, and sales volume, cash flow statements, financial statements and notes and explanations as requested by Party B;

10.5.4	Production and operation plans, statistical reports, and information on project budget and final accounts;

10.5.5	All external guarantees (including to any institution of Party B);

10.5.6	Information on all affiliates and related relationships, as well as information on related transactions that have occurred and are about to occur that account for more than ten percent of its net assets, and mutual guarantees within the group customer;

10.5.7	Information on lawsuits, arbitration, administrative penalties, debt disputes with others, and criminal prosecution against individual management personnel:

10.5.8	Information on use of the loan under this Contract.

10.6 Party A shall, within thirty days prior to the date of occurrence of the following matters, notify Party B in writing and perform the obligations to settle the debts under this Contract as agreed by Party B in writing, or provide new guarantees approved by Party B in writing, otherwise it shall not carry out the activities described below until it has settled all the debts under this Contract. These matters include, but are not limited to, operation activities such as contracting, lease, trusteeship, asset restructuring, debt restructuring, equity restructuring, joint venture, consolidation (merger), separation, equity joint venture (contractual joint venture), reduction of registered capital or filing for rectification after business suspension, filing for dissolution (or cancellation), filing for reorganization, settlement of bankruptcy, issuance of bonds and borrowing from a third party, and other financing activities that materially increase the indebtedness.

10.7 Within three days after being declared to be suspended for rectification, declared to be shut down, declared to be dissolved (cancelled), applied for reorganization, bankruptcy and other changes in its own system and legal status, or any other circumstances that are sufficient to jeopardize its own normal operation or the security of Party B’s claims, Party A shall notify Party B in writing, and at the same time, take sufficient and effective measures to preserve Party B’s claims.

10.8 Party A shall notify Party B in writing within seven days after the change in domicile, name or legal representative or any significant change in other senior management personnel.

10.9 Party A shall not enter into any contract with any third party which is detrimental to Party B’s rights and interests under this Contract;

10.10 If Party A Party A belongs to a group customer, it shall provide Party B with relevant information about the group company, including but not limited to the name, legal representative, actual controller, place of incorporation, registered capital, main business, equity structure, situation of senior management personnel, financial status, major asset items, guarantees and important litigations, etc. of each member of the group customer; it shall also report to Party B in writing in a timely manner information on related transactions accounting for more than ten percent (inclusive) of its net assets, including but not limited to the association relationship of the parties to the transaction, the transaction items and the nature of transaction, the transaction amount or corresponding ratio and the pricing policy for the transaction;

10.11 In the event of guarantee, Party A shall immediately provide a new guarantee recognized by Party B or repay the loan under this Contract in advance to the extent that the guarantor violates any obligation or undertaking hereunder or loses the guarantee ability.

10.12 If the loan hereunder are secured by a third party guarantee, Party A shall, in the event of any abnormality of the guarantor, including but not limited to being seriously ill, missing or declared to be missing, dead or declared to be dead (applicable if the guarantor is a natural person), or shut-down, dissolution, liquidation, bankruptcy, reorganization, reconciliation, rectification and/or similar legal proceedings (applicable if the guarantor is a company), notify Party B in writing of the event within 7 days from the occurrence of the event, and provide an alternative guarantee to Party B’s satisfaction as requested by Party B.

10.13 Party A undertakes to provide necessary documents and materials as requested by Party B and to ensure that the documents and materials provided are true, accurate, legal and effective.

10.14 Party A undertakes that the energy conservation and emission reduction of the projects supported by the loan fund under this Contract shall be in compliance with national laws and regulations and the provisions of the regulatory authorities, and that Party A shall submit an environmental and social risk report if significant environmental and social risks are involved.

If Party A fails to fulfill its commitment or the risk of energy consumption or pollution arises, Party B may take the following measures: suspend this Contract; accelerate the recovery of the loan hereunder; and announce the early maturity of the loan hereunder. Where Party B takes the aforesaid measures, Party A agrees that Party B may exercise relevant guarantee rights in advance.

10.15 Party A undertakes to notify Party B in a timely manner in the event of material adverse events affecting Party A’s solvency.

10.16 Party A undertakes to cooperate for Party B’s inspection related to the loan and summarize and report the payments of the loan fund on a regular basis as required by Party B. Party B has the right to check whether the payment of the loan is in line with the agreed purpose through account analysis, voucher checking, on-site investigation, etc.

10.17 If Party A uses the house as collateral, Party A shall promptly inform Party B provided that Party B is aware that the mortgaged house will be demolished or relocated. If Party A fails to inform Party B in a timely manner and the mortgaged property is lost, Party B has the right to stop releasing the loan or recover the loan in advance.

10.18 In order to strengthen the monitoring on the settlement cash flow of Party A’s business income and prevent the credit risk of Party B, Party A agrees to cooperate for Party B’s monitoring on Party A’s settlement cash flow, and Party A undertakes that, in the settlement limit for all banks, the proportion for Party B shall not be less than _____%.

Article 11 Rights and Obligations of Party B

11.1 Party B has the right to request Party A to provide information in connection with the loan under this Contract.

11.2 Party B has the right to supervise and inspect the use of the loan under this Contract, and understand Party A’s business activities, financial status, provision of guarantees and debt disputes, etc., and the right to request Party A to report or inform the payments of the loan on a regular basis, and Party B has the right to verify whether the payments of the loan are in line with the agreed purpose through account analysis, voucher checking, on-site investigation, etc.

11.3 Provided that Party A has fully performed the obligations set out in this Contract and satisfied the conditions for withdrawal, Party B shall release the loan to Party A in accordance with the term and amount determined in the loan receipt signed by the parties, except for delays due to reasons attributable to Party A.

11.4 Party B shall keep confidential the information and circumstances provided by Party A relating to its debts, finance, production and operation, unless otherwise provided by laws and regulations.

11.5 Where Party B changes its domicile during the validity of this Contract, it shall promptly publish an announcement of the change in address.

11.6 Party B has the right to recover the loan in advance in accordance with Party A’s fund withdrawal situation.

11.7 If Party A is liable to Party B for a number of debts and Party A’s payment is not sufficient to settle all the debts, Party A agrees that Party B has the right to specify the order of performance of the debts at the time of repayment by Party A.

Article 12 Entry into Force, Modification and Rescission of Contract

12.1 This Contract shall enter into force as of the date on which it is signed or sealed by the parties, and in the event of any discrepancy between the dates of signing/sealing of the parties, this Contract shall enter into force on the date on which it is signed or sealed by the last party;

12.2 After this Contract comes into force, neither Party A nor Party B may change this Contract without authorization. If any change is required, Party A and Party B shall conclude a written modification agreement;

12.3 During the performance of this Contract, in the event of any of the following circumstances, Party B has the right to suspend or rescind this Contract, recover the principal and interest of the loan released in advance and stop releasing the loan, and require Party A to compensate for all the losses caused to Party B as a result of its breach of contract and bear all the expenses incurred by Party B for realization of its claims (including, but not limited to, litigation costs, attorney’s fees, property preservation fees, travel costs, execution fees, appraisal fees, auction fees, etc.);

12.3.1	Party A delays the repayment and payment of the principal and interest on any of the loans under this Contract;

12.3.2	Party A’s operation and financial condition deteriorates, making Party A unable to settle its debts as they fall due;

12.3.3	Party A is involved in economic or other legal disputes, thus Party A is subject to litigation or arbitration;

12.3.4	Others have taken seizure or freezing measure against the mortgaged (pledged) property corresponding to the loan;

12.3.5	There is a serious crisis in the overall credit status, operation condition and financial condition of the group customer to which Party A belongs, which poses a significant threat to the security of Party B’s loan;

12.3.6	Party A goes out of business, is dissolved, shuts down, has its business license revoked, or is canceled, etc.

12.3.7	Party A fails to use the loan for the purpose agreed herein or fails to pay the principal, interest and other payables in full and on time;

12.3.8	Party A fails to make payments of the loan funds in accordance with this Contract;

12.3.9	Party A provides Party B with the loan materials such as balance sheets and profit and loss statements which are false or conceal material facts, or conceals material operation and financial facts;

12.3.10	Party A refuses to accept Party B’s supervision and inspection on its use of the loan and related production, operation and financial activities;

12.3.11	Party A uses the loan fund to engage in speculative operations in marketable securities, futures, real estate, etc., or other unlawful or illegal transactions;

12.3.12	Party A deceives of the loan for borrowing and lending for illegal income;

12.3.13	Party A adopts fraudulent means to obtain the loan;

12.3.14	Party A intends to evade Party B’s claims through related transactions;

12.3.15	Party A’s mode of operation, own system or legal status changes, including but not limited to contracting, lease, trusteeship, asset restructuring, debt restructuring, shareholding system reform, joint venture, consolidation (merger), acquisition, separation, paid property ownership transfer, equity joint venture (contractual joint venture), reduction of registered capital or application for rectification after business suspension, application for dissolution (or revocation), application for reorganization, reconciliation and bankruptcy, etc.; Party A implements the debt repayment responsibility hereunder or provide new guarantees recognized by Party B without Party B’s written consent;

12.3.16	The guarantee under this Contract has changed to the detriment of Party B’s claim, including but not limited to the destruction, loss, or reduction in value of the collateral or pledge, or the guarantor’s breach of any of the obligations set for the guarantor in the guarantee contract, and Party A fails to provide a new guarantee as required by Party B;

12.3.17	The guarantee contract or other guarantee form is not in force, invalid, or declared revoked, or the guarantor becomes partially or totally incapable of guaranteeing or expressly refuses to fulfill its guarantee obligations, or the guarantor is in breach of any of its obligations or undertakings as agreed in the guarantee contract or in breach of the contract it has entered into with a third party, and Party A fails to separately provide a new guarantee as required by Party B;

12.3.18	The representations and warranties made by Party A are untrue, inaccurate or conceal material facts, or Part A fails to comply with its undertakings under this Contract;

12.3.19	Party A breaks the constraints of the financial indicators agreed with Party B;

12.3.20	A material cross-default occurs in respect of Party A;

12.3.21	Party A expressly or by its own behavior indicates that it will not perform its obligations under this Contract; other circumstances occur that may lead to a threat to the realization of Party B’s claims under this Contract or serious losses.

12.3.22	Party A violates other obligations stipulated (including, but not limited to, this Contract, the supplementary agreement, the reorganization agreement, the grace period agreement, the escrow agreement, the commitment letter, etc.).

12.4 If Party A violates the provisions in Paragraph 10.18 of this Contract, Party B, in addition to having the right to take measures as agreed in the preceding paragraph, also has the right to increase the loan interest rate agreed in this Contract by 50 % from the month following the month in which the aforesaid violation occurs.

12.5 If the number of defaults by Party A, such as default in interest payment, reaches three times cumulatively, Party B, in addition to having the right to take measures as agreed in Paragraph 12.3 of this Contract, also has the right to increase the loan interest rate as agreed herein by 100% from the month following the month in which the aforesaid defaults have cumulatively reached three times.

Article 13 Liabilities for Breach of Contract

13.1 If corresponding guarantee formalities under this Contract are not completed as agreed due to reasons attributable to Party A or the guarantor hereunder, or Party A fails to complete the withdrawal formalities with Party B at the time agreed in this Contract, and the time has exceeded 30 days (including legal holidays and rest days) after the date of disbursement of the loan as agreed in this Contract, Party B has the right to rescind this Contract and recover the loan disbursed in advance.

13.2 If Party A fails to repay the principal amount of the loan due and payable (including early maturity) in accordance with the repayment period as agreed herein, from the date of delay, interest shall be calculated and collected at the interest rate agreed herein plus 50% as a penalty interest rate: for the interest that Party A fails to pay on time, compound interest shall be calculated and collected at the penalty interest rate as agreed in the present paragraph.

13.3 If Party A does not use the loan in line with the purpose of loan as agreed in this Contract (including but not limited to sub-lending the loan fund or purchasing other financial products for arbitrage), fails to expend the loan fund in the agreed manner, fails to comply with the commitments, submits the loan application documents with false information, breaks through the constraints of the stipulated financial indicators and breaches other obligations as agreed, Party B has the right to increase the interest rate as agreed herein by 100% as penalty interest rate to calculate and collect the penalty and compound interest on the principal and interest of the loan from the date of breach by Party A.

13.4 In the event that a loan under this Contract is overdue or not utilized for the purpose as agreed in this Contract, overdue, penalty and compound interest shall be charged on a monthly basis.

13.5 If the same loan is both overdue and misappropriated, the penalty interest rate shall be the higher.

13.6 If Party B is unable to release credit loan to Party A in accordance with this Contract due to reasons unattributable to Party B, such as the credit line obtained by Party A from Party B exceeding the credit line that Party B may grant to a single customer or a group customer, or regulatory requirements such as the regulatory authorities’ control on the limit of loan of the government financing platforms, or the regulatory authorities’ restrictions on the size of loan released by Party B, Party B shall not bear the liabilities for breach of contract for failure to release the credit loan.

Article 14 Transfer

14.1 Party B may assign its rights hereunder to any third party without prior consent of Party A;

14.2 Without Party B’s prior written consent, Party A shall not assign any of its rights or obligations under this Contract to any third party.

Article 15 Settlement of Dispute

All disputes between Party A and Party B arising out of this Contract shall be settled through negotiation, and if the negotiation fails, either party may settle the dispute in accordance with Method A:

A. File a lawsuit with relevant competent people’s court in the place where Party B is located;

B. Submit the dispute to the _____ Arbitration Commission for arbitration.

Article 16 Notice and Service

16.1 Notices, letters, etc. sent by one party to the other under this Contract shall be sent to the address and contact person first written above. If one party changes its name, address, contact person and contact number, it shall promptly notify the other party in writing of the change within 5 days after the change, and the service before the other party actually receives the notice of the change shall still be valid service. In case of failure to notify the change in the agreed manner, the original party, service address, contact person and contact number remain valid.

16.2 Notices, letters and other written materials sent by one party to the other party shall be deemed to have been served on the third day after they are posted. If the date of service falls on a day that is not a business day, it shall be deemed to have been served on the next business day.

16.3 The addresses and contact persons specified in this Contract shall also be the addresses for the parties’ work contacts and the service of legal documents and legal instruments from relevant people’s court or arbitration institution in the event of dispute settlement, and if various litigation materials issued by relevant people’s court or arbitration institution (including the complaint, evidentiary materials, summons for the court hearing, various notices, and judgments, etc.) are served on the other party hereto at the said address, it shall be deemed as valid service. The abovementioned service address is continuously applicable during the period for the main contract performance, first instance, second instance and retrial and enforcement by relevant people’s court, and arbitration and award enforcement.

16.4 Where the parties hereto or relevant people’s court or arbitration institution mail or send relevant documents to the other party at the abovementioned service address for performance, modification, rescission and dispute settlement of the main contract, the date of return of the documents shall be regarded as the date of service in the event of failure in service (including but not limited to no one signing for the documents, unknown address, relocation of address, or failure to pick up the documents for a long time); and where the documents are directly served at the foregoing mailing address, the date when the serving person indicates relevant situation in the proof of service or the documents are left or posted shall be deemed as the date of service in the event of failure in service (including, but not limited to, no one signing for the documents, unknown address, relocation of address, rejection of the documents, etc.).

16.5 The parties confirm that the contract number, names and addresses of service are filled in by the parties on their own, and clearly knows that if the parties or relevant people’s court or arbitration institution serves the documents at the abovementioned addresses, even if the service fails, the legal consequences of constructive service also arise.

16.6 The service clause and the dispute settlement clause are independent and not affected by the validity of this Contract as a whole or any other clause.

Article 17 Supplementary Provisions

17.1 If Party A and Party B have entered into the Comprehensive Credit Contract (No. 0100299202360120), this Contract shall be the specific business contract under such Comprehensive Credit Contract.

17.2 The reference to quarter herein means every three months as a quarter rather than natural season.

17.3 In the event of any inconsistency between the contents of this Loan Contract and the loan receipt hereunder, the loan receipt shall prevail;

17.4 This Contract shall be executed in two originals, one copy for Party A and one copy for Party B, and each copy has the same legal effect.

Article 18 Other Agreements

Party A (Seal):

Signature of Party A’s Legal Representative (or Authorized Representative):

Date of Signing: May 05, 2023

Party B (Seal):

Signature of Party B’s Person in Charge (or Authorized Representative): (Signature)

Date of Signing: May 05, 2023

Place of Signing: Jizhou Zhujiang Rural Bank